                                                                   EXHIBIT 11.1

                          FIRST REPUBLIC BANCORP INC.

                STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

                                             YEAR ENDED DECEMBER 31,
                          ------------------------------------------------------------------
                              1996         1995         1994          1993          1992
                          ------------  -----------  -----------  ------------  ------------
Primary:
 Net income available to
  common stock..........  $ 12,507,000  $ 1,170,000  $ 7,303,000  $ 12,439,000  $ 11,762,000
                          ============  ===========  ===========  ============  ============
 Wtd. avg. shares out-
  standing, including
  treasury shares.......     7,816,400    7,797,100    7,743,965     7,716,086     7,340,523
 Wtd. avg. shares issua-
  ble from Preferred
  Stock, Series C.......            --           --           --            --        32,854
 Wtd. avg. shares con-
  verted from convert-
  ible subordinated de-
  bentures..............        24,296           --           --            --            --
 Effect of stock options
  exercised during peri-
  od....................        15,544        6,051       15,275         7,472        33,667
 Wtd. avg. shares of
  dilutive stock options
  using average stock
  price under treasury
  stock method..........       321,834      225,923      298,340       284,512       284,017
 Wtd. avg. shares of
  stock purchased by em-
  ployees...............         8,750        4,986        5,624         2,746            --
 Wtd. avg. shares of
  treasury stock........      (472,091)    (444,835)     (92,371)         (141)           --
 Wtd. avg. shares of un-
  allocated ESOP........        (9,273)          --           --            --            --
                          ------------  -----------  -----------  ------------  ------------
 Adjusted shares out-
  standing-primary......     7,705,460    7,589,225    7,970,833     8,010,675     7,691,061
                          ============  ===========  ===========  ============  ============
 Net income per share-           $1.62        $0.15        $0.92         $1.55         $1.53
  primary...............         =====        =====        =====         =====         =====
Fully-Diluted:
 Net income available to
  common stock..........  $ 12,507,000  $ 1,170,000  $ 7,303,000  $ 12,439,000  $ 11,762,000
 Effect of convertible
  subordinated deben-
  tures, net of taxes
  (1)...................     1,571,000    1,594,000    1,597,000     1,599,000        94,000
                          ------------  -----------  -----------  ------------  ------------
 Adjusted net income for
  fully-diluted calcula-
  tion..................  $ 14,078,000  $ 2,764,000  $ 8,900,000  $ 14,038,000  $ 11,856,000
                          ============  ===========  ===========  ============  ============
 Adjusted shares-prima-
  ry, from above........     7,705,460    7,589,225    7,970,833     8,010,675     7,691,061
 Wtd. avg. shares issua-
  ble upon conversion of
  convertible subordi-
  nated debentures(1)...     2,499,914    2,524,210    2,524,210     2,524,210       134,637
 Additional wtd. avg.
  shares of dilutive
  stock options using
  end of period stock
  price under the trea-
  sury stock method.....        41,045       12,661        4,904        32,915         6,786
                          ------------  -----------  -----------  ------------  ------------
 Adjusted shares out-
  standing-fully-dilut-
  ed....................    10,246,419   10,126,096   10,499,947    10,567,800     7,832,484
                          ============  ===========  ===========  ============  ============
 Net income per share-           $1.37      $0.15(2)       $0.85         $1.33         $1.51
  fully-diluted.........         =====      =======        =====         =====         =====
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  Per share amounts and numbers of shares have been adjusted to reflect the effect of two 3% stock dividends declared by the Company's Board of Directors to stockholders of record on February 25, 1993 and February 18, 1994.
  (1)Due to the issuance of convertible subordinated debentures in December
1992, the fully-diluted calculation includes the number of shares which would be outstanding if all such debentures were converted and adjusts reported net income for the effect of interest expense on the debentures, net of taxes.
  (2)For 1995, the convertible subordinated debentures are antidilutive and, accordingly, the results of the primary EPS calculation are reported for fully-diluted EPS.